EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-127496, 33-44663, 33-26726 and 33-10169) of Cleco Corporation and Cleco Power of our report dated June 18, 2014 relating to the financial statements of Cleco Power LLC 401(k) Savings and Investment Plan, which appears in this Form 11-K.

/s/  McElroy, Quirk & Burch
Lake Charles, Louisiana
June 18, 2014